FORM OF RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made and entered into as of ____________ by and between COVENTRY HEALTH CARE, INC., a Delaware corporation, (the “Company”) and __________ (“Holder”).

1.     Restricted Stock Award. The Company hereby awards Holder __________ shares of the Company’s Common Stock (the “Common Stock”), subject to the terms and conditions of this Agreement and the terms and conditions of the Amended and Restated 2004 Incentive Plan (hereinafter the “Restricted Stock,” which shall include any additional shares or other securities received in respect of the Restricted Stock through stock splits or stock dividends pursuant to Section 3 below or under the Company’s Amended and Restated 2004 Incentive Plan). If the terms of this Agreement conflict with or are inconsistent with the terms of the Amended and Restated 2004 Incentive Plan, the Amended and Restated 2004 Incentive Plan shall control.

2.       Restrictions, Covenants and Conditions: (a)(i) Restrictions. Commencing with the date hereof, Holder agrees that Holder has no right to, and shall not, sell, transfer, pledge or assign, in whole or in part, the Restricted Stock until (x) the Restrictive Covenants Agreement (see below) has been executed within the prescribed time period allowed and (y) the required time period with respect to each increment of Restricted Stock shall have lapsed.

(ii) Restrictive Covenants Agreement. This award of Restricted Stock is contingent upon the Holder entering into a Restrictive Covenants Agreement within the prescribed time period set forth therein. In the event the Holder fails to enter into the Restrictive Covenants Agreement prior to or concurrently with the acceptance of this Agreement, then this award of Restricted Stock shall be forfeited, and this Agreement shall become null and void.

(iii) Lapse of Restrictions. If Holder has entered into the Restrictive Covenants Agreement set forth in Subsection 2(a)(ii) above, then the restrictions set forth in Section 2(a)(i)(x) above shall begin to lapse and be no longer in force and effect, and the required time period referenced in Section 2(a)(i)(y) above shall lapse in annual cumulative increments of______ the number of shares of Restricted Stock awarded herein, with the first annual increment beginning on _______________. From and after each annual date, the shares as to which the above restrictions have lapsed shall be owned by Holder free and clear of all restrictions or limitations of this Agreement. As soon as reasonably practicable after each date the restrictions shall lapse, the Company shall deliver the unrestricted shares to Holder, by transferring the unrestricted shares electronically to an E*Trade Securities brokerage account established by the Company for the benefit of the Holder.

(b)    Except as provided in this Agreement to the contrary, the Holder shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Pursuant to Section 3 below, shares of stock or other security dividends or stock splits issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the original shares of Restricted Stock with respect to which such dividends or splits are issued.

(c)    Upon termination of Holder’s service as an employee of the Company for any reason during the term of this Agreement, all shares still subject to restriction will be forfeited, unless such termination is the result of Holder’s death or Disability, in which case the Restricted Stock subject to restriction will immediately vest.

(d)    In the event of a Change in Control of the Company, Restricted Stock as to which restrictions have not lapsed will vest as of the date the Change in Control, as applicable, is deemed to have occurred.

3.       Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum number of shares of Restricted Stock as may be determined to be appropriate by the Compensation Committee of the Company’s Board of Directors, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

4.       Restricted Account. Holder acknowledges that the Company will issue the Restricted Stock covered by this Agreement in the name of Holder; provided, however, such Restricted Stock shall be held in an uncertificated restricted account in the custody of the Company and shall be subject to the terms of this Agreement.

Holder further acknowledges that the Restricted Stock shall be held in the Company’s custody until the restrictions lapse. Holder’s acceptance of this Agreement constitutes an irrevocable endorsement of a stock power to the Company in the event any or all of the Restricted Stock is forfeited. In the event of forfeiture, the forfeited shares of Restricted Stock shall be returned to the Company.

5.       Non transferability.  The Holder’s rights hereunder shall not be transferable otherwise than as provided in the Amended and Restated 2004 Incentive Plan, and the terms thereof shall be binding on the executors, administrators, heirs and successors of Holder.

6.       Defined Terms. Defined terms used herein and not defined shall have the meanings ascribed to them in the Amended and Restated 2004 Incentive Plan.

7.       Amendment: Choice of Law. This Agreement may be amended as provided in the Amended and Restated 2004 Incentive Plan. This Agreement shall be governed by Maryland law.

COVENTRY HEALTH CARE, INC.	HOLDER:

By: ___________________________	____________________________

Title:	________________________________